Exhibit 99.2

NAVIENT REPORTS FOURTH-QUARTER 2025 FINANCIAL RESULTS

HERNDON, Va., January 28, 2026 — Navient (Nasdaq: NAVI) today released its fourth-quarter 2025 financial results.

4Q25 OVERALL RESULTS	• GAAP net loss of $5 million ($0.06 diluted loss per share). • Core Earnings(1) net income of $2 million ($0.02 diluted earnings per share).
4Q25 SIGNIFICANT ITEMS
•
GAAP and Core Earnings results included:
o
$43 million provision for loan losses in the Consumer Lending segment. Of the $43 million, $9 million relates to originations with the remaining $34 million ($0.26 diluted loss per share) primarily reflecting our macroeconomic outlook and a response to fourth-quarter delinquency trends within our legacy Private Education Loan portfolio.
o
$14 million ($0.11 diluted loss per share) of regulatory and restructuring expenses.

2025 FULL YEAR RESULTS	• GAAP net loss of $80 million ($0.81 diluted loss per share). • Core Earnings(1) net loss of $35 million ($0.35 diluted loss per share).

CEO COMMENTARY – “Our fourth quarter and full-year performance demonstrates our ability to achieve high-quality loan growth and continue to reduce operating expenses,” said David Yowan, president and CEO of Navient. “Investments in capabilities at Earnest and overdelivering on our expense reduction targets position us as a more strategically focused, efficient, and flexible company. Our 2026 outlook invests in further loan growth and product expansion with strong operating leverage.”

FOURTH-QUARTER HIGHLIGHTS

FEDERAL EDUCATION LOANS SEGMENT	• Net income of $27 million. • Net interest margin of 0.58%. • FFELP Loan prepayments of $225 million compared to $322 million in fourth-quarter 2024.
CONSUMER LENDING SEGMENT	• Net income of $25 million. • Net interest margin of 2.51%. • Originated $680 million of Private Education Loans, an 87% increase.
BUSINESS PROCESSING SEGMENT	• Navient ceased providing Business Processing segment services after the sale in February 2025 of its government services business.
CAPITAL & FUNDING

•
GAAP equity-to-asset ratio of 4.9% and adjusted tangible equity ratio(1) of 9.1%.
•
Repurchased $26 million of common shares.
•
Paid $15 million in common stock dividends.
•
Issued $542 million of asset-backed securities.

OPERATING EXPENSES	• Incurred operating expenses of $88 million.

(1) Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 28.

SEGMENT RESULTS — CORE EARNINGS

FEDERAL EDUCATION LOANS
In this segment, Navient owns and manages a portfolio of FFELP federally guaranteed student loans.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	4Q25	3Q25	4Q24
Net interest income	$44	$65	$35
Provision for loan losses	1	13	7
Other revenue	8	10	5
Total revenue	51	62	33
Expenses	16	16	20
Pre-tax income	35	46	13
Net income	$27	$35	$10

Segment net interest margin	.58%	.84%	.43%
FFELP Loans:
FFELP Loan spread	.64%	.90%	.49%
Provision for loan losses	$1	$13	$7
Net charge-offs	$14	$9	$7
Net charge-off rate	.23%	.15%	.11%
Greater than 30-days delinquency rate	17.5%	18.1%	18.6%
Greater than 90-days delinquency rate	10.0%	10.5%	8.7%
Forbearance rate	13.0%	13.4%	14.7%
Average FFELP Loans	$28,924	$29,641	$31,554
Ending FFELP Loans, net	$28,141	$28,952	$30,852

DISCUSSION OF RESULTS — 4Q25 vs. 4Q24

•
Net income was $27 million compared to $10 million.
•
Net interest income increased $9 million primarily due to the impact of decreasing interest rates on the different index resets for the segment's assets and debt. This was partially offset by the paydown of the loan portfolio. Prepayments were $225 million in fourth-quarter 2025 compared to $322 million in fourth-quarter 2024.
•
Provision for loan losses decreased $6 million. The provision for loan losses of $1 million in the current period was the result of relatively stable credit trends. The $7 million of provision for loan losses in the year-ago quarter was primarily the result of an increase in delinquency balances.
o
Net charge-offs were $14 million compared to $7 million.
o
Delinquencies greater than 90 days were $2.4 billion compared to $2.2 billion.
o
Forbearances were $3.5 billion compared to $4.4 billion.
•
Expenses were $4 million lower primarily as a result of the outsourcing of the loan servicing of our portfolio to a third party on July 1, 2024. This created a variable cost structure resulting in the significant reduction in expenses (20%) as the portfolio paid down.

CONSUMER LENDING
In this segment, Navient owns and manages a portfolio of Private Education Loans. Through our Earnest brand, we also refinance and originate Private Education Loans.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	4Q25	3Q25	4Q24
Net interest income	$104	$98	$117
Provision for loan losses	43	155	38
Other revenue	3	3	1
Total revenue (loss)	64	(54)	80
Expenses	32	45	33
Pre-tax income (loss)	32	(99)	47
Net income (loss)	$25	$(76)	$37

Segment net interest margin	2.51%	2.39%	2.77%
Private Education Loans (including Refinance Loans):
Private Education Loan spread	2.60%	2.48%	2.87%
Provision for loan losses	$43	$155	$38
Net charge-offs (1)	$86	$95	$71
Net charge-off rate (1)	2.24%	2.48%	1.83%
Greater than 30-days delinquency rate	6.3%	6.1%	6.1%
Greater than 90-days delinquency rate	2.9%	2.8%	2.7%
Forbearance rate	1.5%	1.5%	2.7%
Average Private Education Loans	$15,907	$15,894	$16,337
Ending Private Education Loans, net	$15,451	$15,456	$15,716
Private Education Refinance Loans:
Net charge-offs	$20	$19	$12
Greater than 90-day delinquency rate	.9%	.8%	.7%
Average Private Education Refinance Loans	$8,838	$8,649	$8,486
Ending Private Education Refinance Loans, net	$8,755	$8,571	$8,341
Private Education Refinance Loan originations	$634	$528	$322

(1) Fourth-quarter 2025, third-quarter 2025 and fourth-quarter 2024 exclude $1 million, $1 million and $2 million, respectively, of charge-offs on the expected future recoveries of previously fully charged-off loans that occurred as a result of increasing the net charge-off rate on defaulted loans.

DISCUSSION OF RESULTS — 4Q25 vs. 4Q24

•
Originated $680 million of Private Education Loans, an 87% increase compared to $363 million.
o
Refinance Loan originations were $634 million compared to $322 million.
o
In-school loan originations were $46 million compared to $41 million.
•
Net income was $25 million compared to $37 million.
•
Net interest income decreased $13 million, primarily due to the paydown and changing product mix of the loan portfolio (Refinance Loans increased as a percentage of the portfolio).
•
Provision for loan losses increased $5 million. The provision of $43 million in the current quarter included $9 million associated with loan originations and $34 million primarily reflecting our macroeconomic outlook and a response to fourth-quarter delinquency trends within our legacy Private Education Loan portfolio. The provision for loan losses of $38 million in the year-ago quarter included $6 million in connection with loan originations, $18 million related to lowering the expected recovery rate on defaulted loans and $14 million related to a general reserve build primarily as a result of an increase in delinquency balances.
o
Net charge-offs were $86 million, up $15 million from $71 million.
o
Private Education Loan delinquencies greater than 90 days: $434 million, up $15 million from $419 million.
o
Private Education Loan forbearances: $236 million, down $186 million from $422 million.

BUSINESS PROCESSING

In this segment, Navient performed business processing services for non-education related government and healthcare clients prior to the divestiture of our healthcare services business in third-quarter 2024 and our government services business in first-quarter 2025.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	4Q25	3Q25	4Q24
Revenue from government services	$—	$—	$43
Revenue from healthcare services	—	—	—
Total fee revenue	—	—	43
Loss on sale of subsidiary	—	—	(28)
Total revenue	—	—	15
Expenses	—	—	40
Pre-tax income	—	—	(25)
Net income	$—	$—	$(20)

EBITDA(1)	$—	$—	$(25)
EBITDA margin(1)	—%	—%	(167)%

(1) Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 –28.

DISCUSSION OF RESULTS — 4Q25 vs. 4Q24

•
With the sale of our government services business in February 2025, Navient no longer provides business processing segment services. Navient provided certain transition services ($0.5 million of revenue and expense in the current quarter, reflected in the Other segment) in connection with the sale of our business processing businesses. As of October 2025 we had no further obligations to provide these transition services.

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended December 31, 2024 (filed with the SEC on February 27, 2025).

Navient will hold a live audio webcast today, January 28, 2026, at 8 a.m. ET, hosted by David Yowan, president and CEO, and Steve Hauber, CFO.

The webcast will be available on Navient.com/investors. Supplemental financial information and presentation slides used during the call will be available no later than the start time. A replay of the webcast will be available shortly after the event’s conclusion.

This news release contains “forward-looking statements,” within the meaning of the federal securities law, about our business and prospectus and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about our beliefs, opinions, or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “could,” “should,” “goals,” or “target.” Such statements are based on management’s expectations as of the date of this release and involve many risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. For Navient, these factors include, among other things: general economic conditions, including the potential impact of inflation and interest rates on Navient and its clients and customers and on the creditworthiness of third parties; and increased defaults on education loans held by us. The company could also be affected by, among other things, unanticipated repayment trends on education loans including prepayments or deferrals resulting from new interpretations or the timing of the execution and implementation of current laws, rules or regulations or future laws, executive orders or other policy initiatives that operate to encourage or require consolidation, abolish existing or create additional income-based repayment or debt forgiveness programs or establish other policies and programs or extensions of previously announced deadlines which may increase or decrease the prepayment rates on education loans and accelerate or slow down the repayment of the bonds in our securitization trusts; a reduction in our credit ratings; changes to applicable laws, rules, regulations and government policies and expanded regulatory and governmental oversight; changes in the general interest rate environment, including the availability of any relevant money-market index rate or the relationship between the relevant money-market index rate and the rate at which our assets are priced; the interest rate characteristics of our assets do not always match those of our funding arrangements; adverse market conditions or an inability to effectively manage our liquidity risk or access liquidity could negatively impact us; the cost and availability of funding in the capital markets; our ability to earn Floor Income and our ability to enter into hedges relative to that Floor Income are dependent on the future interest rate environment and therefore is variable; our use of derivatives exposes us to credit and market risk; our ability to continually and effectively align our cost structure with our business operations; a failure or breach of our operating systems, infrastructure or information technology systems; failure by any third party providing us material services or products or a breach or violation of law by one of these third parties; our work with government clients exposes us to additional risks inherent in the government contracting environment; acquisitions, strategic initiatives and investments or divestitures that we pursue; shareholder activism; reputational risk and social factors; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K for the year ended December 31, 2024, and in our other reports filed with the Securities and Exchange Commission. The preparation of our consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

* * *

About Navient

Navient (Nasdaq: NAVI) creates long-term value for customers and investors with responsible lending, flexible refinancing, trusted servicing oversight, and decades of education finance and portfolio management expertise. Through our Earnest business, we help customers confidently achieve financial success through digital financial services. Our employees thrive in a culture of belonging, where they are supported and proud to deliver meaningful outcomes. Learn more on Navient.com.

Contact:

Media:	Cate Fitzgerald, 703-831-6347, catherine.fitzgerald@navient.com

Investors:	Jen Earyes, 571-592-8582, jen.earyes@navient.com

# # #

SELECTED HISTORICAL FINANCIAL INFORMATION AND RATIOS

	QUARTERS ENDED			YEARS ENDED
(In millions, except per share data)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
GAAP Basis
Net income (loss)	$(5)	$(86)	$24	$(80)	$131
Diluted earnings (loss) per common share	$(.06)	$(.87)	$.22	$(.81)	$1.18
Weighted average shares used to compute diluted earnings per share	97	98	107	99	111
Return on assets	(.05)%	(.72)%	.19%	(.17)%	.24%

Core Earnings Basis(1)
Net income(loss)(1)	$2	$(83)	$(25)	$(35)	$221
Diluted earnings (loss) per common share(1)	$.02	$(.84)	$(.24)	$(.35)	$2.00
Weighted average shares used to compute diluted earnings per share	98	98	106	99	111
Net interest margin, Federal Education Loans segment	.58%	.84%	.43%	.69%	.45%
Net interest margin, Consumer Lending segment	2.51%	2.39%	2.77%	2.49%	2.87%
Return on assets	.01%	(.69)%	(.20)%	(.07)%	.41%
		.
Education Loan Portfolios
Ending FFELP Loans, net	$28,141	$28,952	$30,852	$28,141	$30,852
Ending Private Education Loans, net	15,451	15,456	15,716	15,451	15,716
Ending total education loans, net	$43,592	$44,408	$46,568	$43,592	$46,568
Average FFELP Loans	$28,924	$29,641	$31,554	$29,945	$33,946
Average Private Education Loans	15,907	15,894	16,337	15,987	16,809
Average total education loans	$44,831	$45,535	$47,891	$45,932	$50,755

(1) Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 28.

RESULTS OF OPERATIONS

We present the results of operations below first in accordance with GAAP. Following our discussion of earnings results on a GAAP basis, we present our results on a segment basis. We have three reportable operating segments as of December 31, 2025: Federal Education Loans, Consumer Lending and Other. Prior to the divestiture of our healthcare business in third-quarter 2024 and our government services business in first-quarter 2025, we had a fourth reportable operating segment, Business Processing. Our segments operate in distinct business environments and we manage and evaluate the financial performance of our segments using non-GAAP financial measures we call Core Earnings (see “Non-GAAP Financial Measures — Core Earnings” for further discussion).

GAAP INCOME STATEMENTS (UNAUDITED)

				December 31, 2025 vs. September 30, 2025		December 31, 2025 vs. December 31, 2024
	QUARTERS ENDED			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	December 31, 2025	September 30, 2025	December 31, 2024	$	%	$	%
Interest income:
FFELP Loans	$444	$484	$537	$(40)	(8)%	$(93)	(17)%
Private Education Loans	283	276	300	7	3	(17)	(6)
Cash and investments	19	21	25	(2)	(10)	(6)	(24)
Total interest income	746	781	862	(35)	(4)	(116)	(13)
Total interest expense	628	639	727	(11)	(2)	(99)	(14)
Net interest income	118	142	135	(24)	(17)	(17)	(13)
Less: provisions for loan losses	44	168	45	(124)	(74)	(1)	(2)
Net interest income (loss) after provisions for loan losses	74	(26)	90	100	(385)	(16)	(18)
Other income (loss):
Servicing revenue	11	13	6	(2)	(15)	5	83
Asset recovery and business processing revenue	—	—	43	—	—	(43)	(100)
Other income	4	10	8	(6)	(60)	(4)	(50)
Gain (loss) on sale of subsidiaries	—	—	(28)	—	—	28	(100)
Gains (losses) on derivative and hedging activities, net	4	(4)	59	8	(200)	(55)	(93)
Total other income	19	19	88	—	—	(69)	(78)
Expenses:
Operating expenses	88	105	146	(17)	(16)	(58)	(40)
Goodwill and acquired intangible asset impairment and amortization expense	1	1	1	—	—	—	—
Restructuring/other reorganization expenses	11	4	5	7	175	6	120
Total expenses	100	110	152	(10)	(9)	(52)	(34)
Income (loss) before income tax expense (benefit)	(7)	(117)	26	110	(94)	(33)	(127)
Income tax expense (benefit)	(2)	(31)	2	29	(94)	(4)	(200)
Net income (loss)	$(5)	$(86)	$24	$81	(94)%	$(29)	(121)%
Basic earnings (loss) per common share	$(.06)	$(.87)	$.23	$.81	(93)%	$(.29)	(126)%
Diluted earnings (loss) per common share	$(.06)	$(.87)	$.22	$.81	(93)%	$(.28)	(127)%
Dividends per common share	$.16	$.16	$.16	$—	—%	$—	—%

	YEARS ENDED December 31,		Increase (Decrease)
(In millions, except per share data)	2025	2024	$	%
Interest income:
FFELP Loans	$1,903	$2,396	$(493)	(21)%
Private Education Loans	1,122	1,259	(137)	(11)
Cash and investments	83	154	(71)	(46)
Total interest income	3,108	3,809	(701)	(18)
Total interest expense	2,589	3,273	(684)	(21)
Net interest income	519	536	(17)	(3)
Less: provisions for loan losses	280	113	167	148
Net interest income after provisions for loan losses	239	423	(184)	(43)
Other income (loss):
Servicing revenue	51	54	(3)	(6)
Asset recovery and business processing revenue	23	271	(248)	(92)
Other income	47	30	17	57
Gain (loss) on sale of subsidiaries	—	191	(191)	(100)
Gains (losses) on derivative and hedging activities, net	(30)	70	(100)	(143)
Total other income	91	616	(525)	(85)
Expenses:
Operating expenses	421	680	(259)	(38)
Goodwill and acquired intangible asset impairment and amortization expense	3	146	(143)	(98)
Restructuring/other reorganization expenses	17	39	(22)	(56)
Total expenses	441	865	(424)	(49)
Income (loss) before income tax expense (benefit)	(111)	174	(285)	(164)
Income tax expense (benefit)	(31)	43	(74)	(172)
Net income (loss)	$(80)	$131	$(211)	(161)%
Basic earnings (loss) per common share	$(.81)	$1.20	$(2.01)	(168)%
Diluted earnings (loss) per common share	$(.81)	$1.18	$(1.99)	(169)%
Dividends per common share	$.64	$.64	$—	—%

GAAP BALANCE SHEETS (UNAUDITED)

	December 31, 2025	September 30, 2025	December 31, 2024
Assets
FFELP Loans (net of allowance for loan losses of $173, $186 and $180, respectively)	$28,141	$28,952	$30,852
Private Education Loans (net of allowance for loan losses of $364, $406 and $441, respectively)	15,451	15,456	15,716
Investments	166	147	143
Cash and cash equivalents	637	571	722
Restricted cash and cash equivalents	1,467	1,301	1,381
Goodwill and acquired intangible assets, net	434	435	437
Other assets	2,385	2,444	2,538
Total assets	$48,681	$49,306	$51,789
Liabilities
Short-term borrowings	$5,073	$4,920	$5,134
Long-term borrowings	40,633	41,414	43,184
Other liabilities	576	533	830
Total liabilities	46,282	46,867	49,148
Commitments and contingencies
Equity
Series A Junior Participating Preferred Stock, par value $0.20 per share; 2 million shares authorized at December 31, 2021; no shares issued or outstanding	—	—	—
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 467 million, 467 million and 465 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,403	3,398	3,380
Accumulated other comprehensive income (loss), net of tax	2	(1)	3
Retained earnings	4,552	4,573	4,697
Total stockholders’ equity before treasury stock	7,961	7,974	8,084
Less: Common stock held in treasury at cost: 371 million, 369 million and 362 million shares, respectively	(5,562)	(5,535)	(5,443)
Total equity	2,399	2,439	2,641
Total liabilities and equity	$48,681	$49,306	$51,789

GAAP COMPARISON OF 2025 RESULTS WITH 2024

Three Months Ended December 31, 2025 Compared with Three Months Ended December 31, 2024

For the three months ended December 31, 2025, net loss was $5 million, or $0.06 diluted loss per common share, compared with net income of $24 million, or $0.22 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

• Net interest income decreased by $17 million primarily due to a $17 million decrease in mark-to-market gains on fair value hedges recorded in interest expense as well as the paydown of the FFELP and Private Education Loan portfolios and changing product mix of the Private Education Loan portfolio (Refinance Loans increased as a percentage of the portfolio). This was partially offset by the impact of decreasing interest rates on the different index resets for the FFELP Loan assets and debt.

• Provisions for loan losses decreased $1 million from $45 million to $44 million:

○ The provision for FFELP Loan losses decreased $6 million from $7 million to $1 million.

○ The provision for Private Education Loan losses increased $5 million from $38 million to $43 million.

The provision for FFELP Loan losses of $1 million in the current period was the result of relatively stable credit trends. The provision of $7 million in the year-ago quarter was the result of an increase in delinquency balances.

The provision for Private Education Loan losses of $43 million in the current period included $9 million associated with loan originations and $34 million primarily reflecting our macroeconomic outlook and a response to fourth-quarter delinquency trends within our legacy Private Education Loan portfolio. The provision of $38 million in the year-ago quarter included $6 million in connection with loan originations, $18 million related to lowering the expected recovery rate on defaulted loans and $14 million related to a general reserve build primarily as a result of an increase in delinquency balances.

• Asset recovery and business processing revenue decreased $43 million as a result of the sale of our government services business in February 2025. With the sale of our government services business, Navient no longer provides business processing segment services.

• Gain (loss) on sale of subsidiaries includes a $28 million loss in the year-ago quarter as a result of our entering into an agreement on December 19, 2024 to sell our government services businesses, resulting in the classification of these businesses as held for sale and adjustment of the basis of these businesses to the expected sales price.

• Net gains on derivative and hedging activities decreased $55 million due primarily to interest rate fluctuations. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

• Operating expenses decreased $58 million, $42 million of which was due to a decline in business processing expenses as a result of the sale of our government services business in February 2025 ($40 million of the reduction is in the Business Processing segment and $2 million of the reduction is in the Other segment). In addition, there was a $6 million decline in expenses in connection with providing transition services related to our various strategic initiatives. As of October 2025 we had no further obligations to provide these transition services. The remaining $10 million decrease primarily relates to cost saving initiatives implemented which have reduced our operating costs mostly in connection with our shared service functions and corporate footprint.

• Restructuring and other reorganization expenses increased $6 million primarily due to severance-related costs and asset write-offs related to the retirement of significant components of our legacy technology infrastructure as a result of the various strategic initiatives that have been and continue to be implemented to simplify the company, reduce our expense base and enhance our flexibility.

We repurchased 2.1 million and 4.4 million shares of our common stock during the fourth quarters of 2025 and 2024, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 10 million common shares
(or 9%) from the year-ago period.

Year Ended December 31, 2025 Compared with Year Ended December 31, 2024

For the year ended December 31, 2025, net loss was $80 million, or $0.81 diluted loss per common share, compared with net income of $131 million, or $1.18 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income (loss) are as follows:

• Net interest income decreased by $17 million primarily as a result of the paydown of the FFELP and Private Education Loan portfolios, the changing product mix of the Private Education Loan portfolio (Refinance Loans increased as a percentage of the portfolio) and the net impact of decreasing interest rates on the different index resets for the FFELP Loan and Private Education Loan assets and debt. Additionally, there was a $12 million decrease in mark-to-market gains on fair value hedges recorded in interest expense. These decreases were partially offset by a $55 million decline in net premium amortization on the loan portfolios due to both a decrease in prepayment rate assumptions, mostly in response to the significant decline in actual FFELP Loan prepayments since the beginning of 2025, as well as the significant decline in actual FFELP Loan prepayments from $5.4 billion in the year-ago period to $977 million in the current period.

• Provisions for loan losses increased $167 million, from $113 million to $280 million:

○ The provision for FFELP Loan losses increased $30 million from $1 million to $31 million.

○ The provision for Private Education Loan losses increased $137 million from $112 million to $249 million.

The provision for FFELP Loan losses of $31 million in the current period was primarily the result of elevated delinquency balances, our forecasted macroeconomic outlook, as well as the continued extension of the portfolio. The provision of $1 million in the year-ago period was primarily the result of relatively stable credit trends.

The provision for Private Education Loan losses of $249 million in the current period included $41 million associated with loan originations and $208 million primarily associated with elevated delinquency balances as well as our forecasted macroeconomic outlook. The provision of $112 million in the year-ago period included $39 million related to lowering the expected recovery rate on defaulted loans, $32 million associated with loan originations and $41 million related to a general reserve build.

• Asset recovery and business processing revenue decreased $248 million as a result of the sale of our healthcare services business in the third quarter of 2024 ($88 million of the decrease), and our government services business in February 2025 ($160 million of the decrease). With the sale of our government services business, Navient no longer provides business processing segment services.

• Other income increased $17 million primarily related to the transition services we provide related to our various strategic initiatives. The transition services related to the outsourcing of loan servicing and the sale of our healthcare services business ended in May 2025. The transition services related to the sale of our government services business ended in October 2025.

• Gain (loss) on sale of subsidiaries was a $191 million net gain in the year-ago period which included a $219 million gain on sale of our healthcare services business in third-quarter 2024 and a $28 million loss in fourth-quarter 2024 resulting from reclassification of our government services businesses to held for sale commensurate with our entering into an agreement on December 19, 2024 to sell these businesses, resulting in adjustment of the basis of these businesses to the expected sales price.

• Net gains on derivative and hedging activities decreased $100 million. The primary factor affecting the change was interest rate fluctuations. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

• Operating expenses decreased $259 million, $240 million of which was due to a decline in business processing expenses as a result of the sale of our government services business in February 2025 and our healthcare services business in the third quarter of 2024 ($208 million of the reduction is in the Business Processing segment and $32 million of the reduction is in the Other segment). In addition, regulatory-related expenses decreased $35 million primarily due to $43 million of regulatory-related expenses recorded in the year-ago period in connection with the September 2024 CFPB settlement agreement. Current period expense includes $30 million, an $18 million increase from the prior year, of expense in connection with providing transition services related to our various strategic initiatives. There is $33 million of revenue recognized in the Other segment related to these services.

• Goodwill and acquired intangible asset impairment and amortization expense decreased by $143 million due to a $138 million impairment recognized in the year-ago period related to our government services business which was sold in February 2025.

• Restructuring and other reorganization expenses decreased $22 million primarily due to a decrease in severance-related costs incurred in connection with the various strategic initiatives that have been and continue to be implemented to simplify the company, reduce our expense base and enhance our flexibility.

We repurchased 8.5 million and 11.5 million shares of our common stock during 2025 and 2024, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 12 million common shares (or 11%) from the year-ago period.

PRIVATE EDUCATION LOANS PORTFOLIO PERFORMANCE

Private Education Loan Delinquencies and Forbearance

	December 31,		September 30,		December 31,
	2025		2025		2024
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$395		$402		$372
Loans in forbearance(2)	236		239		422
Loans in repayment and percentage of each status:
Loans current	14,230	93.7%	14,291	93.9%	14,419	93.9%
Loans delinquent 31-60 days(3)	326	2.1	315	2.1	319	2.1
Loans delinquent 61-90 days(3)	194	1.3	182	1.2	206	1.3
Loans delinquent greater than 90 days(3)	434	2.9	433	2.8	419	2.7
Total Private Education Loans in repayment	15,184	100%	15,221	100%	15,363	100%
Total Private Education Loans, gross	15,815		15,862		16,157
Private Education Loan allowance for loan losses	(364)		(406)		(441)
Private Education Loans, net	$15,451		$15,456		$15,716
Percentage of Private Education Loans in repayment		96.0%		96.0%		95.1%
Delinquencies as a percentage of Private Education Loans in repayment		6.3%		6.1%		6.1%
Loans in forbearance as a percentage of loans in repayment and forbearance		1.5%		1.5%		2.7%
Percentage of Private Education Loans with a cosigner(4)		32%		32%		32%

(1) Loans for customers who are attending school or are in other permitted educational activities and are not yet required to make payments on their loans, e.g., loans for customers who have requested and qualify for other permitted program deferments such as various military eligible deferments.

(2) Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief consistent with established loan program servicing policies and procedures.

(3) The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4) Excluding Private Education Refinance Loans, which do not have a cosigner, the cosigner rate was 67%, 67% and 66% for fourth-quarter 2025, third-quarter 2025 and fourth-quarter 2024, respectively.

ALLOWANCE FOR LOAN LOSSES

	QUARTER ENDED
	December 31, 2025
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$186	$406	$592
Total provision	1	43	44
Charge-offs:
Gross charge-offs	(14)	(100)	(114)
Expected future recoveries on current period gross charge-offs	—	14	14
Total(1)	(14)	(86)	(100)
Adjustment resulting from the change in charge-off rate(2)	—	(1)	(1)
Net charge-offs	(14)	(87)	(101)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	2	2
Allowance at end of period (GAAP)	173	364	537
Plus: expected future recoveries on previously fully charged-off loans(3)	—	170	170
Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$173	$534	$707
Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in charge-off rate (annualized)(2)	.23%	2.24%
Net adjustment resulting from the change in charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.02%
Net charge-offs as a percentage of average loans in repayment (annualized)	.23%	2.26%
Allowance coverage of charge-offs (annualized)(4)	3.1	1.6	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	3.4%	(Non-GAAP)
Allowance as a percentage of the ending loans in repayment(4)	.7%	3.5%	(Non-GAAP)
Ending total loans	$28,314	$15,815
Average loans in repayment	$24,006	$15,268
Ending loans in repayment	$23,572	$15,184

	QUARTER ENDED
	September 30, 2025
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$182	$348	$530
Total provision	13	155	168
Charge-offs:
Gross charge-offs	(9)	(111)	(120)
Expected future recoveries on current period gross charge-offs	—	16	16
Total(1)	(9)	(95)	(104)
Adjustment resulting from the change in charge-off rate(2)	—	(1)	(1)
Net charge-offs	(9)	(96)	(105)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	(1)	(1)
Allowance at end of period (GAAP)	186	406	592
Plus: expected future recoveries on previously fully charged-off loans(3)	—	173	173
Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$186	$579	$765
Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in charge-off rate (annualized)(2)	.15%	2.48%
Net adjustment resulting from the change in charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.02%
Net charge-offs as a percentage of average loans in repayment (annualized)	.15%	2.50%
Allowance coverage of charge-offs (annualized)(4)	5.1	1.5	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	3.7%	(Non-GAAP)
Allowance as a percentage of the ending loans in repayment(4)	.8%	3.8%	(Non-GAAP)
Ending total loans	$29,138	$15,862
Average loans in repayment	$24,527	$15,259
Ending loans in repayment	$24,136	$15,221

	QUARTER ENDED
	December 31, 2024
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$180	$471	$651
Total provision	7	38	45
Charge-offs:
Gross charge-offs	(7)	(82)	(89)
Expected future recoveries on current period gross charge-offs	—	11	11
Total(1)	(7)	(71)	(78)
Adjustment resulting from the change in charge-off rate(2)	—	(2)	(2)
Net charge-offs	(7)	(73)	(80)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	5	5
Allowance at end of period (GAAP)	180	441	621
Plus: expected future recoveries on previously fully charged-off loans(3)	—	179	179
Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$180	$620	$800
Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in charge-off rate (annualized)(2)	.11%	1.83%
Net adjustment resulting from the change in charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.04%
Net charge-offs as a percentage of average loans in repayment (annualized)	.11%	1.87%
Allowance coverage of charge-offs (annualized)(4)	6.6	2.1	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	3.8%	(Non-GAAP)
Allowance as a percentage of the ending loans in repayment(4)	.7%	4.1%	(Non-GAAP)
Ending total loans	$31,032	$16,157
Average loans in repayment	$25,681	$15,522
Ending loans in repayment	$25,405	$15,363

	YEAR ENDED
	December 31, 2025
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$180	$441	$621
Total provision	31	249	280
Charge-offs:
Gross charge-offs	(38)	(385)	(423)
Expected future recoveries on current period gross charge-offs	—	53	53
Total(1)	(38)	(332)	(370)
Adjustment resulting from the change in charge-off rate(2)	—	(3)	(3)
Net charge-offs	(38)	(335)	(373)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	9	9
Allowance at end of period (GAAP)	173	364	537
Plus: expected future recoveries on previously fully charged-off loans(3)	—	170	170
Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$173	$534	$707
Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in charge-off rate(2)	.15%	2.16%
Net adjustment resulting from the change in charge-off rate as a percentage of average loans in repayment(2)	—%	.02%
Net charge-offs as a percentage of average loans in repayment	.15%	2.18%
Allowance coverage of charge-offs(4)	4.5	1.6	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	3.4%	(Non-GAAP)
Allowance as a percentage of the ending loans in repayment(4)	.7%	3.5%	(Non-GAAP)
Ending total loans	$28,314	$15,815
Average loans in repayment	$24,777	$15,343
Ending loans in repayment	$23,572	$15,184

	YEAR ENDED
	December 31, 2024
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$215	$617	$832
Total provision	1	112	113
Charge-offs:
Gross charge-offs	(36)	(355)	(391)
Expected future recoveries on current period gross charge-offs	—	43	43
Total(1)	(36)	(312)	(348)
Adjustment resulting from the change in charge-off rate(2)	—	(23)	(23)
Net charge-offs	(36)	(335)	(371)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	47	47
Allowance at end of period (GAAP)	180	441	621
Plus: expected future recoveries on previously fully charged-off loans(3)	—	179	179
Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$180	$620	$800
Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in charge-off rate(2)	.13%	1.94%
Net adjustment resulting from the change in charge-off rate as a percentage of average loans in repayment(2)	—%	.14%
Net charge-offs as a percentage of average loans in repayment	.13%	2.08%
Allowance coverage of charge-offs(4)	5.0	1.8	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	3.8%	(Non-GAAP)
Allowance as a percentage of the ending loans in repayment(4)	.7%	4.1%	(Non-GAAP)
Ending total loans	$31,032	$16,157
Average loans in repayment	$27,190	$16,078
Ending loans in repayment	$25,405	$15,363

(1) Charge-offs are reported net of expected recoveries. For Private Education Loans, we charge off the estimated loss of a defaulted loan balance by charging off the entire defaulted loan balance and estimating recoveries on a pool basis. These estimated recoveries are referred to as “expected future recoveries on previously fully charged-off loans.” For FFELP Loans, the recovery is received at the time of charge-off.

(2) Related to increasing the net charge-off rate on defaulted Private Education Loans and the resulting reduction in the balance of expected future recoveries on previously fully charged-off loans.

(3) At the end of each month, for Private Education Loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance by charging off the entire loan balance and estimating recoveries on a pool basis. These estimated recoveries are referred to as “expected future recoveries on previously fully charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately reflected as a reduction to expected future recoveries on previously fully charged-off loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The following table summarizes the activity in the expected future recoveries on previously fully charged-off loans:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Beginning of period expected future recoveries on previously fully charged-off loans	$172	$172	$185	$179	$226
Expected future recoveries of current period defaults	14	16	11	53	43
Recoveries (cash collected)	(10)	(9)	(10)	(41)	(41)
Charge-offs (as a result of lower recovery expectations)	(6)	(6)	(6)	(21)	(49)
End of period expected future recoveries on previously fully charged-off loans	$170	$173	$179	$170	$179
Change in balance during period	$(2)	$1	$(5)	$(9)	$(47)

(4) For Private Education Loans, the item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures”

LIQUIDITY AND CAPITAL RESOURCES

We expect to fund our ongoing liquidity needs, including the repayment of $0.5 billion of senior unsecured notes that mature in the short term (i.e., over the next 12 months) and the remaining $4.8 billion of senior unsecured notes that mature in the long term (from 2027 to 2043 with 79% maturing by 2032), through a number of sources. These sources include our cash on hand, unencumbered FFELP Loan and Private Education Refinance Loan portfolios (see “Sources of Primary Liquidity” below), the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan asset-backed commercial paper (ABCP) facilities, issue term ABS, enter into additional Private Education Loan and FFELP Loan ABS repurchase facilities, or issue additional unsecured debt.

We originate Private Education Loans (a portion of which is obtained through a forward purchase agreement). We also have purchased and may purchase, in future periods, Private Education Loan portfolios from third parties. Those originations and purchases are part of our ongoing liquidity needs. We repurchased 2.1 million shares of common stock for $26 million in the fourth quarter of 2025.

SOURCES OF LIQUIDITY

Sources of Primary Liquidity

(Dollars in millions)	December 31, 2025	September 30, 2025	December 31, 2024
Ending Balances:
Unrestricted cash	$637	$571	$722
Unencumbered FFELP Loans	83	58	232
Unencumbered Private Education Refinance Loans	529	515	242
Total	$1,249	$1,144	$1,196

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Average Balances:
Unrestricted cash	$589	$604	$737	$627	$937
Unencumbered FFELP Loans	71	52	316	92	190
Unencumbered Private Education Refinance Loans	684	592	433	578	331
Total	$1,344	$1,248	$1,486	$1,297	$1,458

Sources of Additional Liquidity

Liquidity may also be available under our secured credit facilities. Maximum borrowing capacity under the FFELP Loan and Private Education Loan ABCP facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered loans. The following tables detail the additional borrowing capacity of these facilities with maturity dates ranging from June 2026 to April 2027.

(Dollars in millions)	December 31, 2025	September 30, 2025	December 31, 2024
Ending Balances:
FFELP Loan ABCP facilities	$193	$178	$424
Private Education Loan ABCP facilities	1,689	1,882	1,490
Total	$1,882	$2,060	$1,914

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Average Balances:
FFELP Loan ABCP facilities	$184	$184	$423	$234	$415
Private Education Loan ABCP facilities	2,051	1,695	1,799	1,703	1,777
Total	$2,235	$1,879	$2,222	$1,937	$2,192

At December 31, 2025, we had a total of $2.9 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $1.4 billion of our unencumbered tangible assets of which $1.3 billion and $83 million related to Private Education Loans and FFELP Loans, respectively. In addition, as of December 31, 2025, we had $4.7 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). We enter into repurchase facilities at times to borrow against the encumbered net assets of these financing vehicles. As of December 31, 2025, $0.6 billion of repurchase facility borrowings were outstanding.

The following table reconciles encumbered and unencumbered assets and their net impact on total Tangible Equity.

(Dollars in billions)	December 31, 2025	September 30, 2025	December 31, 2024
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$2.6	$2.7	$2.8
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	2.1	2.0	2.0
Tangible unencumbered assets(1)	2.9	2.8	2.9
Senior unsecured debt	(5.3)	(5.3)	(5.4)
Mark-to-market on unsecured hedged debt(2)	—	—	.2
Other liabilities, net	(.3)	(.2)	(.3)
Total Tangible Equity (3)	$2.0	$2.0	$2.2

(1) Excludes goodwill and acquired intangible assets.

(2) At December 31, 2025, September 30, 2025, and December 31, 2024, there were $(50) million, $(53) million and $(181) million, respectively, of net gains (losses) on derivatives hedging this debt in unencumbered assets, which partially offset these gains (losses).

(3) Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. We present the following non-GAAP financial measures: (1) Core Earnings, (2) Tangible Equity (as well as the Adjusted Tangible Equity Ratio), (3) EBITDA for the Business Processing segment, and (4) Allowance for Loan Losses Excluding Expected Future Recoveries on Previously Fully Charged-off Loans. Definitions for the non-GAAP financial measures and reconciliations are provided below, except that reconciliations of forward-looking non-GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of certain items, including, but not limited to, the impact of any mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks.

1. Core Earnings

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as Core Earnings. We provide this Core Earnings basis of presentation on a consolidated basis and for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our Core Earnings basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide certain Core Earnings disclosures in the notes to our consolidated financial statements for our business segments.

Core Earnings are not a substitute for reported results under GAAP. We use Core Earnings to manage our business segments because Core Earnings reflect adjustments to GAAP financial results for two items, discussed below, that can create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that Core Earnings provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the two items we remove to result in our Core Earnings presentations are:

(1) Mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

(2) The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our Core Earnings basis of presentation does not. Core Earnings are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our Core Earnings are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our Core Earnings presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon Core Earnings. Core Earnings results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our Board of Directors, credit rating agencies, lenders and investors to assess performance.

The following tables show our consolidated GAAP results, Core Earnings results (including for each reportable segment) along with the adjustments made to the income/expense items to reconcile the consolidated GAAP results to the Core Earnings results as required by GAAP.

	QUARTER ENDED DECEMBER 31, 2025
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments (1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$727					$444	$283	$—	$—
Cash and investments	19					9	5	—	5
Total interest income	746					453	288	—	5
Total interest expense	628					409	184	—	24
Net interest income (loss)	118	$3	$8	$11	$129	44	104	—	(19)
Less: provisions for loan losses	44				44	1	43	—	—
Net interest income (loss) after provisions for loan losses	74					43	61	—	(19)
Other income (loss):
Servicing revenue	11					8	3	—	—
Asset recovery and business processing revenue	—					—	—	—	—
Other revenue (loss)	8					—	—	—	4
Total other income (loss)	19	(3)	(1)	(4)	15	8	3	—	4
Expenses:
Direct operating expenses	48				48	16	32	—	—
Unallocated shared services expenses	40				40	—	—	—	40
Operating expenses	88	—	—	—	88	16	32	—	40
Goodwill and acquired intangible asset impairment and amortization	1	—	(1)	(1)	—	—	—	—	—
Restructuring/other reorganization expenses	11	—	—	—	11	—	—	—	11
Total expenses	100	—	(1)	(1)	99	16	32	—	51
Income (loss) before income tax expense (benefit)	(7)	—	8	8	1	35	32	—	(66)
Income tax expense (benefit)(2)	(2)	—	1	1	(1)	8	7	—	(16)
Net income (loss)	$(5)	$—	$7	$7	$2	$27	$25	$—	$(50)

(1) Core Earnings adjustments to GAAP:

	QUARTER ENDED DECEMBER 31, 2025
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income (loss) after provisions for loan losses	$11	$—	$11
Total other income (loss)	(4)	—	(4)
Goodwill and acquired intangible asset impairment and amortization	—	(1)	(1)
Total Core Earnings adjustments to GAAP	$7	$1	8
Income tax expense (benefit)			1
Net income (loss)			$7

(2) Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED SEPTEMBER 30, 2025
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$760					$484	$276	$—	$—
Cash and investments	21					10	5	—	6
Total interest income	781					494	281	—	6
Total interest expense	639					429	183	—	23
Net interest income (loss)	142	$4	$—	$4	$146	65	98	—	(17)
Less: provisions for loan losses	168				168	13	155	—	—
Net interest income (loss) after provisions for loan losses	(26)					52	(57)	—	(17)
Other income (loss):
Servicing revenue	13					10	3	—	—
Asset recovery and business processing revenue	—					—	—	—	—
Other revenue	6					—	—	—	10
Total other income	19	(4)	8	4	23	10	3	—	10
Expenses:
Direct operating expenses	61					16	45	—	—
Unallocated shared services expenses	44					—	—	—	44
Operating expenses	105	—	—	—	105	16	45	—	44
Goodwill and acquired intangible asset impairment and amortization	1	—	(1)	(1)	—	—	—	—	—
Restructuring/other reorganization expenses	4	—	—	—	4	—	—	—	4
Total expenses	110	—	(1)	(1)	109	16	45	—	48
Income (loss) before income tax expense (benefit)	(117)	—	9	9	(108)	46	(99)	—	(55)
Income tax expense (benefit)(2)	(31)	—	6	6	(25)	11	(23)	—	(13)
Net income (loss)	$(86)	$—	$3	$3	$(83)	$35	$(76)	$—	$(42)

(1) Core Earnings adjustments to GAAP:

	QUARTER ENDED SEPTEMBER 30, 2025
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income (loss) after provisions for loan losses	$4	$—	$4
Total other income	4	—	4
Goodwill and acquired intangible asset impairment and amortization	—	(1)	(1)
Total Core Earnings adjustments to GAAP	$8	$1	9
Income tax expense (benefit)			6
Net income (loss)			$3

(2) Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED DECEMBER 31, 2024
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments (1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$837					$537	$300	$—	$—
Cash and investments	25					12	5	—	8
Total interest income	862					549	305	—	8
Total interest expense	727					514	188	—	26
Net interest income (loss)	135	$7	$(8)	$(1)	$134	35	117	—	(18)
Less: provisions for loan losses	45				45	7	38	—	—
Net interest income (loss) after provisions for loan losses	90					28	79	—	(18)
Other income (loss):
Servicing revenue	6					5	1	—	—
Asset recovery and business processing revenue	43					—	—	43	—
Other revenue	67					—	—	—	8
Gain (loss) on sale of subsidiaries	(28)					—	—	(28)	—
Total other income	88	(7)	(52)	(59)	29	5	1	15	8
Expenses:
Direct operating expenses	93					20	33	40	—
Unallocated shared services expenses	53					—	—	—	53
Operating expenses	146	—	—	—	146	20	33	40	53
Goodwill and acquired intangible asset impairment and amortization	1	—	(1)	(1)	—	—	—	—	—
Restructuring/other reorganization expenses	5	—	—	—	5	—	—	—	5
Total expenses	152	—	(1)	(1)	151	20	33	40	58
Income (loss) before income tax expense (benefit)	26	—	(59)	(59)	(33)	13	47	(25)	(68)
Income tax expense (benefit)(2)	2	—	(10)	(10)	(8)	3	10	(5)	(16)
Net income (loss)	$24	$—	$(49)	$(49)	$(25)	$10	$37	$(20)	$(52)

(1) Core Earnings adjustments to GAAP:

	QUARTER ENDED DECEMBER 31, 2024
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income (loss) after provisions for loan losses	$(1)	$—	$(1)
Total other income	(59)	—	(59)
Goodwill and acquired intangible asset impairment and amortization	—	(1)	(1)
Total Core Earnings adjustments to GAAP	$(60)	$1	(59)
Income tax expense (benefit)			(10)
Net income (loss)			$(49)

(2) Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	YEAR ENDED DECEMBER 31, 2025
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$3,025					$1,903	$1,122	$—	$—
Cash and investments	83					39	20	—	24
Total interest income	3,108					1,942	1,142	—	24
Total interest expense	2,589					1,730	731	—	96
Net interest income (loss)	519	$18	$14	$32	$551	212	411	—	(72)
Less: provisions for loan losses	280				280	31	249	—	—
Net interest income (loss) after provisions for loan losses	239					181	162	—	(72)
Other income (loss):
Servicing revenue	51					40	11	—	—
Asset recovery and business processing revenue	23					—	—	23	—
Other revenue (loss)	17					(1)	1	—	47
Total other income (loss)	91	(18)	48	30	121	39	12	23	47
Expenses:
Direct operating expenses	237				237	70	147	20	—
Unallocated shared services expenses	184				184	—	—	—	184
Operating expenses	421	—	—	—	421	70	147	20	184
Goodwill and acquired intangible asset impairment and amortization	3	—	(3)	(3)	—	—	—	—	—
Restructuring/other reorganization expenses	17	—	—	—	17	—	—	—	17
Total expenses	441	—	(3)	(3)	438	70	147	20	201
Income (loss) before income tax expense (benefit)	(111)		65	65	(46)	150	27	3	(226)
Income tax expense (benefit)(2)	(31)	—	20	20	(11)	35	7	1	(54)
Net income (loss)	$(80)	$—	$45	$45	$(35)	$115	$20	$2	$(172)

(1) Core Earnings adjustments to GAAP:

	YEAR ENDED DECEMBER 31, 2025
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income (loss) after provisions for loan losses	$32	$—	$32
Total other income (loss)	30	—	30
Goodwill and acquired intangible asset impairment and amortization	—	(3)	(3)
Total Core Earnings adjustments to GAAP	$62	$3	65
Income tax expense (benefit)			20
Net income (loss)			$45

(2) Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	YEAR ENDED DECEMBER 31, 2024
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments (1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$3,655					$2,397	$1,259	$—	$—
Cash and investments	154					88	25	—	41
Total interest income	3,809					2,485	1,284	—	41
Total interest expense	3,273					2,323	786	—	128
Net interest income (loss)	536	$35	$2	$37	$573	162	498	—	(87)
Less: provisions for loan losses	113				113	1	112	—	—
Net interest income (loss) after provisions for loan losses	423					161	386	—	(87)
Other income (loss):
Servicing revenue	54					44	10	—	—
Asset recovery and business processing revenue	271					—	—	271	—
Other revenue	100					5	1	—	24
Gain (loss) on sale of subsidiaries	191					—	—	191	—
Total other income	616	(35)	(35)	(70)	546	49	11	462	24
Expenses:
Direct operating expenses	445					74	143	228	—
Unallocated shared services expenses	235					—	—	—	235
Operating expenses	680	—	—	—	680	74	143	228	235
Goodwill and acquired intangible asset impairment and amortization	146	—	(146)	(146)	—	—	—	—	—
Restructuring/other reorganization expenses	39	—	—	—	39	—	—	—	39
Total expenses	865	—	(146)	(146)	719	74	143	228	274
Income (loss) before income tax expense (benefit)	174	—	113	113	287	136	254	234	(337)
Income tax expense (benefit)(2)	43	—	23	23	66	31	58	54	(77)
Net income (loss)	$131	$—	$90	$90	$221	$105	$196	$180	$(260)

(1) Core Earnings adjustments to GAAP:

	YEAR ENDED DECEMBER 31, 2024
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income (loss) after provisions for loan losses	$37	$—	$37
Total other income	(70)	—	(70)
Goodwill and acquired intangible asset impairment and amortization	—	(146)	(146)
Total Core Earnings adjustments to GAAP	$(33)	$146	113
Income tax expense (benefit)			23
Net income (loss)			$90

(2) Income taxes are based on a percentage of net income before tax for the individual reportable segment.

The following discussion summarizes the differences between GAAP and Core Earnings net income and details each specific adjustment required to reconcile our GAAP earnings to our Core Earnings segment presentation.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
GAAP net income (loss)	$(5)	$(86)	$24	$(80)	$131
Core Earnings adjustments to GAAP:
Net impact of derivative accounting	7	8	(60)	62	(33)
Net impact of goodwill and acquired intangible assets	1	1	1	3	146
Net tax effect	(1)	(6)	10	(20)	(23)
Total Core Earnings adjustments to GAAP	7	3	(49)	45	90
Core Earnings net income (loss)	$2	$(83)	$(25)	$(35)	$221

(1) Derivative Accounting: Core Earnings exclude periodic gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic mark-to-market gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. Under GAAP, for our derivatives that are held to maturity, the mark-to-market gain or loss over the life of the contract will equal $0. In our Core Earnings presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and Core Earnings net income.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Core Earnings derivative adjustments:
(Gains) losses on derivative and hedging activities, net, included in other income	$(4)	$4	$(59)	$30	$(70)
Plus: (Gains) losses on fair value hedging activity included in interest expense	7	(2)	(10)	7	(5)
Total (gains) losses in GAAP net income	3	2	(69)	37	(75)
Plus: Reclassification of settlement income (expense) on derivative and hedging activities, net(1)	3	4	7	18	35
Mark-to-market (gains) losses on derivative and hedging activities, net(2)	6	6	(62)	55	(40)
Amortization of net premiums on Floor Income Contracts in net interest income for Core Earnings	—	—	—	—	1
Other derivative accounting adjustments(3)	1	2	2	7	6
Total net impact of derivative accounting	$7	$8	$(60)	$62	$(33)

(1)
Derivative accounting requires net settlement income/expense on derivatives that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our Core Earnings presentation, these settlements are reclassified to the income statement line item of the economically hedged item. For our Core Earnings net interest income, this would primarily include reclassifying the net settlement amounts related to certain of our interest rate swaps to debt interest expense. The table below summarizes these net settlements on derivative and hedging activities and the associated reclassification on a Core Earnings basis.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Reclassification of settlements on derivative and hedging activities:
Net settlement income (expense) on interest rate swaps reclassified to net interest income	$3	$4	$7	$18	$35
Total reclassifications of settlement income (expense) on derivative and hedging activities	$3	$4	$7	$18	$35

(2) “Mark-to-market (gains) on derivative and hedging activities, net” is comprised of the following:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Fair value hedges	$—	$2	$(6)	$9	$3
Foreign currency hedges	7	(4)	(4)	(2)	(8)
Other (a)	(1)	8	(52)	48	(35)
Total mark-to-market (gains) losses on derivative and hedging activities, net	$6	$6	$(62)	$55	$(40)

(a) Primarily derivatives that are used to economically hedge the origination of fixed rate Private Education Loans that don’t qualify for hedge accounting. We believe that these derivatives are effective economic hedges,and as such, are a critical element of our interest rate risk management strategy.

(3) Other derivative accounting adjustments consist of adjustments related to certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under Core Earnings and, as a result, such gains or losses are amortized into Core Earnings over the life of the hedged item:

Cumulative Impact of Derivative Accounting under GAAP compared to Core Earnings

As of December 31, 2025, derivative accounting has decreased GAAP equity by approximately $39 million as a result of cumulative net mark-to-market losses (after tax) recognized under GAAP, but not in Core Earnings. The following table rolls forward the cumulative impact to GAAP equity due to these after-tax mark-to-market net gains and losses related to derivative accounting.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Beginning impact of derivative accounting on GAAP equity	$(37)	$(30)	$(37)	$8	$(1)
Net impact of net mark-to-market gains (losses) under derivative accounting(1)	(2)	(7)	45	(47)	9
Ending impact of derivative accounting on GAAP equity	$(39)	$(37)	$8	$(39)	$8

(1)
Net impact of net mark-to-market gains (losses) under derivative accounting is composed of the following:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Total pre-tax net impact of derivative accounting recognized in net income(2)	$(7)	$(8)	$60	$(62)	$33
Tax and other impacts of derivative accounting adjustments	2	2	(15)	16	(8)
Change in mark-to-market gains (losses) on derivatives, net of tax recognized in other comprehensive income	3	(1)	—	(1)	(16)
Net impact of net mark-to-market gains (losses) under derivative accounting	$(2)	$(7)	$45	$(47)	$9

(a) See “Core Earnings derivative adjustments” table above.

Hedging Embedded Floor Income

We use pay-fixed swaps and fixed rate debt to economically hedge embedded Floor Income in our FFELP loans. Historically, we have used these instruments on a periodic basis and depending upon market conditions and pricing, we may enter into additional hedges in the future. Under GAAP, the pay-fixed swaps are accounted for as cash flow hedges. The table below shows the amount of Hedged Floor Income that will be recognized in Core Earnings in future periods based on these hedge strategies.

	December 31,	September 30,	December 31,
(Dollars in millions)	2025	2025	2024
Total hedged Floor Income, net of tax(1)(2)	$27	$31	$44

(1) $36 million, $41 million and $57 million on a pre-tax basis as of December 31, 2025, September 30, 2025, and December 31, 2024, respectively.

(2) Of the $27 million as of December 31, 2025, approximately $14 million, $7 million and $6 million will be recognized as part of Core
Earnings net income in 2026, 2027 and 2028, respectively.

(2) Goodwill and Acquired Intangible Assets: Our Core Earnings exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Core Earnings goodwill and acquired intangible asset adjustments	$1	$1	$1	$3	$146

2. Tangible Equity and Adjusted Tangible Equity Ratio

Adjusted Tangible Equity measures the ratio of Navient’s Tangible Equity to its tangible assets. We adjust this ratio to exclude the assets and equity associated with our FFELP Loan portfolio because FFELP Loans are no longer originated and the FFELP Loan portfolio bears a 3% maximum loss exposure under the terms of the federal guaranty. Management believes that excluding this portfolio from the ratio enhances its usefulness to investors. Management uses this ratio, in addition to other metrics, for analysis and decision making related to capital allocation decisions. The Adjusted Tangible Equity Ratio is calculated as:

(Dollars in millions)	December 31, 2025	September 30, 2025	December 31, 2024
Navient Corporation's stockholders' equity	$2,399	$2,439	$2,641
Less: Goodwill and acquired intangible assets	434	435	437
Tangible Equity	1,965	2,004	2,204
Less: Equity held for FFELP Loans	141	145	154
Adjusted Tangible Equity	$1,824	$1,859	$2,050
Divided by:
Total assets	$48,681	$49,306	$51,789
Less:
Goodwill and acquired intangible assets	434	435	437
FFELP Loans	28,141	28,952	30,852
Adjusted tangible assets	$20,106	$19,919	$20,500
Adjusted Tangible Equity Ratio	9.1%	9.3%	10.0%

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (EBITDA)

This measures the operating performance of the Business Processing segment and is used by management and equity investors to monitor operating performance and determine the value of those businesses. EBITDA for the Business Processing segment is calculated as:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Core Earnings pre-tax income	$—	$—	$(25)	$3	$234
Plus:
Depreciation and amortization expense(1)	—	—	—	—	3
EBITDA	$—	$—	$(25)	$3	$237
Divided by:
Total revenue	$—	$—	$15	$23	$462
EBITDA margin	—%	—%	(167)%	13%	51%

(1) There is no interest expense in this segment.

4. Allowance for Loan Losses Excluding Expected Future Recoveries on Previously Fully Charged-off Loans

The allowance for loan losses on the Private Education Loan portfolio used for the three credit metrics below excludes the expected future recoveries on previously fully charged-off loans to better reflect the current expected credit losses remaining in connection with the loans on balance sheet that have not charged off. That is, as of December 31, 2025, the $534 million Private Education Loan allowance for loan losses excluding expected future recoveries on previously fully charged-off loans represents the current expected credit losses that remain in connection with the $15,815 million Private Education Loan portfolio. The $170 million of expected future recoveries on previously fully charged-off loans, which is collected over an average 15-year period, mechanically is a reduction to the overall allowance for loan losses. However, it is not related to the $15,815 million Private Education Loan portfolio on our balance sheet and, as a result, management excludes this impact to the allowance to better evaluate and assess our overall credit loss coverage on the Private Education Loan portfolio. We believe this provides a more meaningful and holistic view of the available credit loss coverage on our non-charged-off Private Education Loan portfolio. We believe this information is useful to our investors, lenders and rating agencies.

Allowance for Loan Losses Metrics – Private Education Loans

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Allowance at end of period (GAAP)	$364	$406	$441	$364	$441
Plus: expected future recoveries on previously fully charged-off loans	170	173	179	170	179
Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)	$534	$579	$620	$534	$620
Ending total loans	$15,815	$15,862	$16,157	$15,815	$16,157
Ending loans in repayment	$15,184	$15,221	$15,363	$15,184	$15,363
Net charge-offs	$87	$96	$73	$335	$335

Allowance coverage of charge-offs:
GAAP	1.1	1.1	1.5	1.1	1.3
Adjustment(1)	.5	.4	.6	.5	.5
Non-GAAP Financial Measure(1)	1.6	1.5	2.1	1.6	1.8

Allowance as a percentage of the ending total loan balance:
GAAP	2.3%	2.6%	2.7%	2.3%	2.7%
Adjustment(1)	1.1	1.1	1.1	1.1	1.1
Non-GAAP Financial Measure(1)	3.4%	3.7%	3.8%	3.4%	3.8%

Allowance as a percentage of the ending loans in repayment:
GAAP	2.4%	2.7%	2.9%	2.4%	2.9%
Adjustment(1)	1.1	1.1	1.2	1.1	1.2
Non-GAAP Financial Measure(1)	3.5%	3.8%	4.1%	3.5%	4.1%

(1) The allowance used for these credit metrics excludes the expected future recoveries on previously fully charged-off loans. See discussion above.